Exhibit 22.1



                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Global Medical Holdings, Inc.
Weston, FL

We hereby consent to the use in this Registration Statement of Global Medical Holdings, Inc. on Pre-Effective Amendment No. 2 to Form SB-2 of our audit report dated July 6, 2001 except for note 7 as to which the date is September 20, 2001,for the financial statements of Global Medical Holdings, Inc. as of and for the years ended May 31, 2001 and 2000 and the cumulative period from March 9, 1998 (date of inception) to May 31, 2001, which are part of this Registration Statement and to all references to our firm included in this Registration Statement.


/s/ Massella Rubenstein, LLP

Massella Rubenstein LLP
Jericho, NY
April 16, 2002